Exhibit 99.B(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of M Fund, Inc. and to the use of our report dated February 24, 2016 on the financial statements and financial highlights of M International Equity Fund, M Large Cap Growth Fund, M Capital Appreciation Fund and M Large Cap Value Fund, each a series of shares of M Fund, Inc. Such financial statements and financial highlights appear in M Fund, Inc.’s December 31, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 25, 2016